                                                                    EXHIBIT 99.1

             COMMERCIAL METALS COMPANY REPORTS FISCAL 2003 EARNINGS WITH SOLID FOURTH QUARTER; EXPECTS SIGNIFICANTLY IMPROVED 2004

       Dallas -- October 14, 2003 -- Commercial Metals Company (NYSE: CMC) today reported net earnings per diluted share of $0.66 on net earnings of $18.9 million, and net sales of $2.9 billion for the year ended August 31, 2003. This compares with net earnings per diluted share of $1.43 on net earnings of $40.5 million and net sales of $2.5 billion last year. Fourth quarter net earnings were $10.7 million or $0.38 per diluted share on net sales of $805 million. This compares with $9.0 million or $0.31 per diluted share on nets sales of $682 million in the fourth quarter a year ago.

       The current year quarter included after-tax LIFO expense of $857 thousand ($0.03 per diluted share) compared to LIFO expense of $1.1 million ($0.04 per diluted share) in the prior year quarter. Comparable numbers for the year were $6.1 million expense ($0.21 per diluted share) this year and $1.0 million expense ($0.04 per diluted share) in the previous year.

       CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, "It was an off-year, but our diversification enabled us to meet the challenge. The best news is that the fourth quarter of fiscal 2003 was the strongest quarter of the year, by far. Throughout much of the year many of our key markets - particularly those for our Manufacturing segment - remained under pressure, although we did see improvement as the year progressed. While public construction and institutional building held up relatively well, commercial construction in the United States was off sharply for the second consecutive year which continued to impact our downstream businesses as well as our mills. Additionally, business spending and the industrial side of the economy remained soft. Similarly, many of the global markets remained weak. There were exceptions for us, China and Australia being two notable examples. And during the second half of the fiscal year we began to see some pickup in demand. We also began to see some of the expected net benefit from the weaker U.S. dollar. Specifically, results in our Manufacturing segment were well below par; conversely, it was a banner year for our Recycling and Marketing and Distribution segments."

                                     (more)

(CMC Year End - Page 2)

       According to Rabin, "In the Manufacturing segment, steel mill price realizations were at extremely low levels for much of the year, while the increase in input costs (scrap/supplies/utilities) outpaced the improvements in selling prices which occurred later in the year. Tons melted decreased 1% while tons rolled decreased 3%. Shipments, however, increased 5% to 2.3 million tons, although the increase was accounted for mainly by higher billet shipments. Our average total mill selling price increased $9.5 per ton; however, the average scrap purchase price rose much faster at $17 per ton. The fourth quarter to fourth quarter average selling price and shipments for the mills were up 8% and 4%, respectively. Our steel fabrication and related businesses were slightly profitable versus a solid operating profit in the year earlier. Our average fabricated selling price dropped $72 per ton for the year. Shipments from our fab plants totaled 1.0 million tons, 4.5% more than the prior year. Fabricated rebar shipments were up significantly; however, other categories' shipments were mostly lower. Rebar fabrication, construction-related products, steel fence post plants and heat treating reported solid profits, but joists and structural steel fabrication recorded losses, primarily due to depressed selling prices. Several acquisitions were consummated during fiscal 2003 in rebar fabrication and construction-related products as we broadened our geographic presence and market coverage. Fourth quarter comparisons showed higher shipments because of an increase in fabricated rebar tonnage, but a significant decrease in the average fabricated price."

       Rabin added, "The Copper Tube division reported only a modest profit compared with an operating profit of $5.1 million the previous year as net sales decreased 2%, and we also experienced a margin squeeze in this business. Although residential construction held up relatively well, other market sectors were significantly weaker. The average selling price of plumbing tube and refrigeration tube was down over 7 cents per pound, whereas average copper scrap prices increased by over 4 cents per pound. Metal spreads were correspondingly lower. Our copper tube shipments increased 4% compared with the previous fiscal year. Production and shipments were up in the fourth quarter of fiscal 2003, but the average sales price decreased compared with the prior year's quarter."

       "All four geographic regions in our Recycling segment performed excellently," according to Rabin. "Net sales dollars for 2003 increased 17% to $441 million, led by a surge in steel scrap prices. Coupled with good cost controls, gross margins jumped 24% and operating profits nearly tripled last year to $15.2 million. Nonferrous markets improved moderately year over year. Versus last year, the average ferrous scrap sales price rose by $19 per short ton to $100 per short ton and shipments were 10% higher at 1.64 million short tons. The average nonferrous scrap sales price increased 8% compared with a year ago while nonferrous shipments declined 3%. Operating profit for the fourth quarter was $4.7 million, featured by an average ferrous selling price of $105 per ton. Total volume of scrap processed, including our CMC Steel Group processing operations, equaled 2.81 million tons against 2.57 million tons last year."

                                     (more)

(CMC Year End - Page 3)

       Rabin continued, "Net sales for the Marketing and Distribution segment leaped 48% to $1.15 billion in 2003, with the predominant increase outside the U.S. During the year international steel prices for flat-rolled products rose for several quarters and then weakened, mainly because of a pullback in China, but then began to increase again during the fourth quarter. Prices for long products rose much more slowly. Our steel volume increased, other than for imports into the U.S. Our business in the U.S. reflected the sub-par economy, weaker U.S. dollar and import duties. Influenced by similar factors, nonferrous semis were weaker with respect to volume, price and margins. However, sales and margins for ores, minerals, ferroalloys and special metals were generally higher. As previously mentioned, better demand in several of our key markets, including that for processed material, contributed to the overall improved results. Our service centers in Australia continued to perform well, and our relatively new joint venture Europickling facility in Belgium reached record output levels and became profitable. Meanwhile, the joint venture arrangements with our 11% investee Trinecke Zelezarny are going well. On July 22, 2003, we announced that a subsidiary had entered into a definitive agreement to purchase a controlling interest in Huta Zawiercie, a Polish steel minimill (the purchase is subject to the approval of various Polish regulatory agencies and satisfaction of certain conditions, and we anticipate closing by December 15,
2003). Rising freight rates were an issue as the year progressed. Fourth quarter operating profit was a solid $7.2 million, 11% above fiscal 2002's very strong fourth quarter."

       Rabin said, "Capital spending in fiscal 2003 totaled $63 million. The capital budget for fiscal 2004 is $61 million excluding the prospective $50 million acquisition cost of the 71.1% of the shares of Huta Zawiercie. Expenditures are spread across the segments with the bulk in steel manufacturing. At the end of 2003, our stockholders' equity was $506 million or $18.08 per share. Year-end net working capital was $399 million and the current ratio 1.9. Our EBITDA to interest coverage remained strong. Long-term debt as a percentage of total capitalization was 31.6%, and the ratio of total debt to total capitalization plus short-term debt stood at 32.9%. During the year we repurchased 951,410 shares of CMC stock at an average price of $15.36 per share. For the year we paid quarterly cash dividends totaling 32 cents per share on common stock, including our 155th consecutive quarterly cash dividend. On August 8, 2003, we signed a new three year revolving credit agreement for $275 million with a group of sixteen banks which replaced our $174.5 million program. As previously, the principal function of this agreement is to back up our commercial paper program.

       "We expect fiscal 2004 to be significantly better than fiscal 2003, due both to internal measures that we have taken to reduce costs and increase productivity, as well as better economic conditions this fiscal year amid increasing signs of a recovery, most apparent for global manufacturing. We expect our first quarter to be comparable to the just

                                     (more)

(CMC Year End - Page 4)

concluded fourth quarter and substantially better than last year's first quarter. We anticipate FIFO net earnings approaching $9 to $10 million for the quarter. In the U.S. especially we are seeing increasing signs of the pickup in the manufacturing sector and pockets of improvement in construction, although office, lodging and industrial construction will be slower to recover. Additionally, capital goods orders are higher. Asia is relatively strong and Europe is showing signs of pulling out of its slump, albeit inconsistently."

       In conclusion, Rabin said, "We anticipate better performance in our Manufacturing segment via improved metal spreads and increases in production, shipments and prices. We have implemented several steel mill product price increases on most of our products; the cumulative announced price increases are $70 per ton for merchant bar and $55 per ton for reinforcing bar. These increases should become fully effective during the first half of fiscal 2004 and help restore margins for our steel mills. We expect margins in several of our downstream businesses to be compressed earlier in the year followed by an expansion of margins. Strong demand for steel scrap and nonferrous metal scrap combined with the relatively weak U.S. dollar will lend support to our Recycling segment. Marketing and Distribution profits are expected to remain very good, better than last year in the U.S. divisions but not quite as strong in the International divisions. Prices generally should be firm with good volume. We anticipate that overall results will be better in the second half of the fiscal year than in the first half.

       "We remain well positioned, both in the U.S. and elsewhere. Long term, we expect stronger demand, including the increased possibility of a recovery in demand throughout the major economic blocs and continued growth in developing countries. Emerging countries often exhibit a higher growth rate for steel and nonferrous metals consumption. The supply/demand equation is shifting toward Asia, especially China, as well as Central and Eastern Europe. As an example, China now consumes about one quarter of the world's steel and produces nearly one quarter of global crude steel output. Although China appears to be expanding its steel production too quickly, some analysts maintain that China's growth will cause a positive inflection in steel and nonferrous metals demand on a global basis, even though all expect a correction during the next several years. Meanwhile, our approach remains to get closer to our customers in the supply chain wherever they are located."

                                     (more)

(CMC Year End - Page 5)

       CMC invites you to listen to a live broadcast of its fourth quarter/year-end conference call on Tuesday, October 14, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived on CMC's website until October 28, 2003. The replay will be accessible on the home page within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC's website under "Investor Relations."

       Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of over 140 locations including 4 steel minimills, 33 steel fabrication plants, 5 steel joist plants, a castellated and cellular beam fabricating plant, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 29 construction-related product warehouses, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 16 marketing and distribution offices in the United States and in strategic overseas markets.

       Paragraphs nine through eleven of this news release contain forward-looking statements regarding the outlook for the Company's financial results including net earnings, product pricing and demand, production rates, energy expense, insurance expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management "expects," "anticipates," "believe," "ought," "should," "likely," "appears," "projected," "forecast," or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management's current opinion. Developments that could impact the Company's expectations include interest rate changes, construction activity, litigation claims and settlements, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including credit availability, currency fluctuations, scrap, energy, insurance and supply prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.

                                     (more)

(CMC Year End - Page 6)

                                                              THREE MONTHS ENDED       FISCAL YEAR ENDED
                                                              --------------------    --------------------
(Short Tons in Thousands)                                     8/31/03     8/31/02     8/31/03      8/31/02
                                                              --------    --------    --------    --------
Steel Mill Rebar Shipments                                         276         264       1,007         971
Steel Mill Structural and Other Shipments                          332         318       1,277       1,200
                                                              --------    --------    --------    --------
  TOTAL MILL TONS SHIPPED                                          608         582       2,284       2,171

Average FOB Mill Selling Price (Total Sales)                  $    289    $    267    $    278    $    269
Average FOB Mill Selling Price (Finished Goods Only)               297         275         287         275
Average Ferrous Scrap Purchase Price                               100          91          97          80

Fab Plant Rebar Shipments                                          195         145         663         559
Fab Plant Structural, Joist, and Post Shipments                     99         100         365         425
                                                              --------    --------    --------    --------
  TOTAL FABRICATION TONS SHIPPED                                   294         245       1,028         984

Average Fab Selling Price (Excluding Stock & Buyout Sales)    $    542    $    577    $    536    $    608

SCRAP METAL TONS PROCESSED AND SHIPPED                             732         734       2,811       2,568

BUSINESS SEGMENTS
(in thousands)

                                                                    MARKETING            CORP.
                                 MFG.            RECYCLING       & DISTRIBUTION        & ELIM.            CONSOLIDATED
                           ---------------    ---------------    ---------------    ---------------     ---------------
FISCAL YEAR 2003
Net sales                  $     1,339,515    $       441,444    $     1,149,697    $       (54,771)    $     2,875,885
Operating profit (loss)             20,365             15,206             21,784            (11,039)             46,316

FISCAL YEAR 2002
Net sales                  $     1,365,895    $       378,054    $       777,012    $       (41,020)    $     2,479,941
Operating profit (loss)             71,447              5,098             14,196             (8,102)             82,639

4TH QUARTER 2003
Net sales                  $       381,292    $       120,871    $       317,458    $       (14,882)    $       804,739
Operating profit (loss)             13,159              4,685              7,163             (3,764)             21,243

4TH QUARTER 2002
Net sales                  $       346,987    $       110,262    $       236,771    $       (12,176)    $       681,844
Operating profit (loss)              9,258              3,953              6,456             (1,531)             18,136

                                     (more)

(CMC Year End - Page 7)
COMMERCIAL METALS COMPANY
FOURTH QUARTER AND YEAR OPERATING RESULTS (UNAUDITED)
(in thousands except share data)

                                                     THREE MONTHS ENDED AUGUST 31,
                                                     ----------------------------
                                                         2003            2002
                                                     ------------    ------------
NET SALES                                            $    804,739    $    681,844

COSTS AND EXPENSES:
     Cost of goods sold                                   719,098         609,525
     Selling, general and administrative expenses          61,209          51,033
     Employees' retirement plans                            3,263           3,244
     Interest expense                                       3,904           4,103
                                                     ------------    ------------
                                                          787,474         667,905
                                                     ------------    ------------

EARNINGS BEFORE INCOME TAXES                               17,265          13,939

INCOME TAXES                                                6,521           4,901
                                                     ------------    ------------

NET EARNINGS                                         $     10,744    $      9,038
                                                     ============    ============

Basic earnings per share                             $       0.38    $       0.32
Diluted earnings per share                           $       0.38    $       0.31
Cash dividends per share                             $       0.08    $       0.08
Average basic shares outstanding                       27,957,659      28,485,325
Average diluted shares outstanding                     28,485,903      29,388,066

                                                     FISCAL YEAR ENDED AUGUST 31,
                                                     ----------------------------
                                                         2003              2002
                                                     ------------    ------------
NET SALES                                            $  2,875,885    $  2,479,941

COSTS AND EXPENSES:
     Cost of goods sold                                 2,586,845       2,162,527
     Selling, general and administrative expenses         231,037         220,883
     Employees' retirement plans                           12,271          14,685
     Interest expense                                      15,338          18,708
                                                     ------------    ------------
                                                        2,845,491       2,416,803
                                                     ------------    ------------

EARNINGS BEFORE INCOME TAXES                               30,394          63,138

INCOME TAXES                                               11,490          22,613
                                                     ------------    ------------

NET EARNINGS                                         $     18,904    $     40,525
                                                     ============    ============

Basic earnings per share                             $       0.67    $       1.48
Diluted earnings per share                           $       0.66    $       1.43
Cash dividends per share                             $       0.32    $      0.275
Average basic shares outstanding                       28,202,979      27,377,083
Average diluted shares outstanding                     28,605,595      28,275,291

                                     (more)

(CMC Year End - Page 8)
COMMERCIAL METALS COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

                                                                             AUGUST 31,
                                                                    ----------------------------
                                                                        2003            2002
                                                                    ------------    ------------
ASSETS
Current Assets:
     Cash and cash equivalents                                      $     75,058    $    124,397
     Accounts receivable                                                 397,490         350,885
     Inventories                                                         310,816         268,040
     Other                                                                61,053          50,930
                                                                    ------------    ------------
Total Current Assets                                                     844,417         794,252

Net Property, Plant and Equipment                                        374,382         378,155

Other Assets                                                              56,607          57,669
                                                                    ------------    ------------

                                                                    $  1,275,406    $  1,230,076
                                                                    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and short-term trade financing arrangements   $    315,662    $    275,232
     Accrued expenses and other payables                                 126,971         133,608
     Income taxes payable                                                  1,718           5,676
     Current maturities of long-term debt                                    640             631
                                                                    ------------    ------------
Total Current Liabilities                                                444,991         415,147

Deferred Income Taxes                                                     45,261          32,813
Other Long-Term Liabilities                                               24,066          24,841
Long-Term Debt                                                           254,997         255,969

Stockholders' Equity                                                     506,091         501,306
                                                                    ------------    ------------
                                                                    $  1,275,406    $  1,230,076
                                                                    ============    ============

                                     (more)

(CMC Year End - Page 9)
COMMERCIAL METALS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

                                                                                           AUGUST 31,
                                                                                  -----------------------------
                                                                                     2003              2002
                                                                                  ------------     ------------
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:
Net earnings                                                                      $     18,904     $     40,525
Adjustments to earnings not requiring cash:
     Depreciation and amortization                                                      61,203           61,579
     Provision for losses on receivables                                                 5,162            3,985
     Deferred income taxes                                                              12,447            2,408
     Tax benefits from stock plans                                                         330            4,467
     Gain on sale of SMI-Owen                                                               --           (5,234)
     Other                                                                                (256)            (307)

CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECT
  OF ACQUISITIONS AND SALE OF SMI-OWEN:
     Decrease (increase) in accounts receivable                                        (71,938)         (48,690)
     Funding from accounts receivable sold                                              18,662               --
     Decrease (increase) in inventories                                                (40,676)         (37,206)
     Decrease (increase) in other assets                                                (1,870)             912
     Increase (decrease) in accounts payable, accrued
          expenses, other payables and income taxes                                     14,594           66,927
     Increase (decrease) in other long-term liabilities                                 (1,275)           7,231
                                                                                  ------------     ------------
Net Cash Flows From Operating Activities                                                15,287           96,597

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:
     Purchases of property, plant and equipment                                        (49,792)         (47,223)
     Acquisition of Coil Steels Group, net of cash received                                 --           (6,834)
     Acquisition of fabrication businesses                                             (13,416)              --
     Sale of assets of SMI-Owen                                                             --           19,705
     Sales of property, plant and equipment                                              1,388            3,496
                                                                                  ------------     ------------
Net Cash Used By Investing Activities                                                  (61,820)         (30,856)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
     Short-term trade financing arrangement                                             15,000               --
     Short-term borrowings--net change                                                      --           (9,981)
     Payments on long-term debt                                                           (373)         (10,101)
     Stock issued under incentive and purchase plans                                     6,216           30,238
     Treasury stock acquired                                                           (14,610)              --
     Dividends paid                                                                     (9,039)          (7,521)
                                                                                  ------------     ------------
Net Cash From (Used By) Financing Activities                                            (2,806)           2,635
                                                                                  ------------     ------------
Increase (Decrease) in Cash and Cash Equivalents                                       (49,339)          68,376

Cash and Cash Equivalents at Beginning of Year                                         124,397           56,021
                                                                                  ------------     ------------
Cash and Cash Equivalents at End of Year                                          $     75,058     $    124,397
                                                                                  ============     ============

                                     (more)

(CMC Year End - page 10)
COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.

EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company's largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company's ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company's note agreements.

For the year ended August 31, 2003:
Net earnings                           $   18,904
Interest expense                           15,338
Income taxes                               11,490
Depreciation and amortization              61,203
                                       ----------
EBITDA                                 $  106,935
                                       ==========

EBITDA TO INTEREST COVERAGE FOR THE YEAR ENDED AUGUST 31, 2003:
     $106,935 / 15,338 = 7.0

OPERATING PROFIT:
OPERATING PROFIT is earnings before income taxes and external financing costs including interest expense and A/R securitization fees.

OPERATING PROFIT provides a core operational earnings measurement that compares segments without the need to adjust for federal, but more specifically, state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Operating profit is also exclusive of interest cost which then presents the results without consideration of financing alternatives of capital employed.

                                                                      MARKETING &       CORPORATE AND
        SEGMENT                 MANUFACTURING        RECYCLING        DISTRIBUTION       ELIMINATIONS            TOTAL
---------------------------    ---------------    ---------------    ---------------    ---------------     ---------------
Year ended August 31, 2003:
Net earnings                   $        13,557    $        10,006    $        15,529    $       (20,188)    $        18,904
Income taxes                             6,477              5,104              4,753             (4,844)             11,490
Interest expense                           130                  5              1,313             13,890              15,338
A/R securitization fees                    201                 91                189                103                 584
                               ---------------    ---------------    ---------------    ---------------     ---------------
Operating profit               $        20,365    $        15,206    $        21,784    $       (11,039)    $        46,316

Year ended August 31, 2002:
Net earnings                   $        45,026    $         3,741    $         8,085    $       (16,327)    $        40,525
Income taxes                            25,739              1,187              3,769             (8,082)             22,613
Interest expense                           291                  4              2,039             16,374              18,708
A/R securitization fees                    391                166                303                (67)                793
                               ---------------    ---------------    ---------------    ---------------     ---------------
Operating profit               $        71,447    $         5,098    $        14,196    $        (8,102)    $        82,639

                                     (more)

(CMC Year End - page 11)
COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

OPERATING PROFIT (CONTINUED):

                                                                         MARKETING &       CORPORATE AND
           SEGMENT                 MANUFACTURING        RECYCLING        DISTRIBUTION       ELIMINATIONS            TOTAL
------------------------------    ---------------    ---------------    ---------------    ---------------     ---------------
Quarter ended August 31, 2003:
Net earnings                      $         9,174    $         3,317    $         4,900    $        (6,647)    $        10,744
Income taxes                                3,902              1,342              1,762               (485)              6,521
Interest expense                               26                  1                452              3,425               3,904
A/R securitization fees                        57                 25                 49                (57)                 74
                                  ---------------    ---------------    ---------------    ---------------     ---------------
Operating profit                  $        13,159    $         4,685    $         7,163    $        (3,764)    $        21,243

Quarter ended August 31, 2002:
Net earnings                      $         6,608    $         3,095    $         4,229    $        (4,894)    $         9,038
Income taxes                                2,543                832              1,667               (141)              4,901
Interest expense                               60                  1                520              3,522               4,103
A/R securitization fees                        47                 25                 40                (18)                 94
                                  ---------------    ---------------    ---------------    ---------------     ---------------
Operating profit                  $         9,258    $         3,953    $         6,456    $        (1,531)    $        18,136

OTHER FINANCIAL INFORMATION

CURRENT RATIO AS OF AUGUST 31, 2003:
Current assets divided by current liabilities
     $844,417 / 444,991 = 1.90

DEBT TO CAP RATIO AS OF AUGUST 31, 2003:
Debt divided by capitalization
Debt is long-term debt
Cap (capitalization) is the sum of long-term debt, stockholders' equity and deferred income taxes.

Debt                     $254,997
Stockholders' equity      506,091
Deferred income taxes      45,261
                         --------
Capitalization           $806,349

$254,997 / 806,349 = 31.6%

                                     -(END)-

Contact:        Debbie Okle
                Director, Public Relations
                214.689.4354

2004-01